Exhibit 10

Kevin S. Neumaier

340 Pleasant View Drive

Lancaster, NY 14086

May 29, 2015

Mill Road Capital II, L.P.

382 Greenwich Avenue

Suite One

Greenwich, CT 06830

Re:	Letter Agreement – Ecology and Environment Inc.

Ladies and Gentlemen:

This letter agreement acknowledges and confirms that Mill Road Capital II, L.P., a Delaware limited partnership (the “Buyer”), has undertaken significant efforts in connection with the sale by the undersigned (the “Seller”) to Buyer of 23,100 shares (the “Class A Shares”) of Class A Common Stock, par value $0.01 per share, of Ecology and Environment Inc., a New York corporation (the “Company”), including the preparation and negotiation of the Stock Purchase Agreement by and between the Seller and the Buyer executed immediately prior hereto (the “Purchase Agreement”) and related due diligence. These efforts have been undertaken by the Buyer in light of the Buyer’s expectation that, if there were to be a purchase of the Company on or before the third anniversary of the Closing, the Buyer (or an affiliate of the Buyer) would be the purchaser of the Company. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Purchase Agreement.

Given the significant commitment of resources by the Buyer in connection with the Buyer’s acquisition of Class A Shares from the Seller, the Seller agrees that, if (i) the Closing occurs with respect to any of the Class A Shares and (ii) a Transaction in which the Acquiror is not the MRC Buyer (as defined below) is consummated on or before the third anniversary of the Closing, the Seller shall pay to the Buyer, by wire transfer of immediately available funds no later than ten (10) business days after the consummation of such Transaction, an amount (the “Termination Fee”) equal to the product of (a) the total number of Class A Shares and (b) the Make-Whole Amount (each such amount to be appropriately adjusted for any Stock Adjustment).

For purposes of this letter agreement, “MRC Buyer” means Mill Road Capital Management LLC, a Delaware limited liability company (“MRC,” which term shall include its successors and assigns), and/or any one or more persons or entities who are controlled by MRC or whose investments are managed primarily by MRC.

The Seller hereby makes to the Buyer the representations and warranties set forth in Sections 5(a), 5(b), 5(d), 5(e), 5(i) and 5(j) of the Purchase Agreement to the same extent as if they were included herein (except that all references therein to the Purchase Agreement shall be deemed to be references to this letter agreement).

Mill Road Capital II, L.P.

May 29, 2015

The Buyer hereby makes to the Seller the representations and warranties set forth in Section 6 of the Purchase Agreement to the same extent as if they were included herein (except that all references therein to the Purchase Agreement shall be deemed to be references to this letter agreement).

Sections 7, 8 and 11 through 20 of the Purchase Agreement are incorporated herein by reference and shall be given effect as if they were included herein (except that all references therein to the Purchase Agreement shall be deemed to be references to this agreement).

Sincerely,

/s/ Kevin S. Neumaier
Kevin S. Neumaier

Accepted and agreed:

Mill Road Capital II, L.P.

By:	Mill Road Capital II GP LLC, its general partner

By:	/s/ Justin Jacobs
Name:	Justin Jacobs
Title:	Managing Director